SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    INJECTOMATIC SYSTEMS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                                   DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   11-2880337
                      (I.R.S. Employer Identification No.)

                               53 Churchill Drive
                                 Barrie , Ontario
                                 Canada L4n-8Z5
             (Address of Principal Executive Offices, and Zip Code)

          EMPLOYEE STOCK INCENTIVE PLAN FOR EMP0LOYEES AND CONSULTANTS
                              (Full title of plan)


                      Lexis Nexis Document Solutions, Inc.
                             30 Old Rudnick Lane
                               Dover, DE 19901

                     (Name and address of agent for service)

                                  800-634-9738
          (Telephone number, including area code of agent for service)


CALCULATION OF REGISTRATION FEE

                                 Proposed        Proposed           Amount of
                     Amount      Maximum         Maximum            Registration
Title of Securities  to be       Offering Price  Aggregate Offering Fee
to be Registered     registered  Per Share       Price Per Share
-------------------  ----------  --------------- ------------------ ------------
  COMMON              1,500,000       .10(1)         $150,000          $12.14


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rue 457 under the Securities Act of 1933.

PART I. INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Prospectus is part of a Registration Statement which registers a maximum of 1,500,000 shares of common stock, $.001 par value, of INJECTOMATIC SYSTEMS INTERNATIONAL,INC. (the "Company") for distribution through the Company's Stock Incentive Plan for Employees and Consultants ("the Plan"), as set forth below. The duration of the Plan shall be for ten (10) years following the date of adoption unless earlier terminated by the Company's Board of Directions. The Board of Directors may terminate the Plan at any time. At this time, no provisions exist for extending the duration of the Plan.

Title of Plan: INJECTOMATIC SYSTEMS INTERNATIONAL, INC. 2003 Stock Incentive Plan for Employees and Consultants offering common shares of Injectomatic Systems International, Inc.

Nature and Purpose: To provide employees and consultants of the Company and its subsidiaries, if any, with financial incentives for their contribution to the Company and also to offer the employees and consultants an opportunity to become shareholders of the Company.

Modification of the Plan: The Plan may be modified, with or without shareholder approval, by the Company's Board of Directors, provided that no such modification shall, without shareholder approval or ratification: 1) increase the aggregate maximum number of shares subject to the Plan (except as provided in Section 5 of the Plan); 2) increase the maximum number of shares for which any Participant may be granted stock options, stock appreciation rights, or awarded restricted stock under the Plan (except as provided by Section 5 of the Plan); 3) change the class of persons eligible to participate in the Plan; 4) materially increase the benefits accruing to Participants under the Plan; or 5) without the consent of the holder thereof, change the stock Option price (except as provided in Section 5 of the Plan), or alter or impair any stock Option, Stock Appreciation Right or restricted stock previously granted or awarded under the Plan.

Plan Administrators: The Plan administrators, acting as a committee, shall determine the persons to be granted stock Options, Stock Appreciation Rights and restricted stock, the amount of stock or rights to be optioned or granted to each such person, and the terms and conditions of any stock Option, Stock Appreciation Right and restricted stock. The committee is authorized to interpret the Plan, to make, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the Plan's administration.

They are no material relationships between the administrators and the employes, the registrant or its affiliates. Plan administrators are elected concurrently with members of the Board of Directors and serve for a term equal to that of the Board members.

Applicable ERISA Provisions: N/A

For additional information regarding the Plan and its administrators, employees and consultants may contact the Company at

                                53 Churchill Drive
                                 Barrie , Ontario
                                 Canada L4n-8Z5
                                  705-734-2720

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Securities to be Offered

The Plan shall offer no more than 1,500,000 shares of the Common Stock of the Company. The Plan will only offer securities registered under Section 12 of the Exchange Act.

Employees Who May Participate in the Plan

The Company's Compensation Committee (the "Committee") is charged with the duty to determine and designate from time to time, in its discretion, those employees and consultants of the Company or any subsidiary to receive stock Options, Stock Appreciation Rights, or restricted stock who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Company or any subsidiary; provided however that Incentive Options may be granted only to employees of the Company or of any subsidiary and, in the case of employees of a subsidiary, only if (i) the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of the subsidiary, and (ii) the subsidiary is a corporation. For purposes of the Plan, employees shall include officers and directors who are also employees of the Company or any subsidiary.

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

There is no stated period of time within which employees must elect to participate.

The Committee shall set the price per share for which the stock, covered by any option granted, may be purchased. With respect to any Incentive Option granted, the option price shall not be less than 100% of the fair market value of the stock on the date on which such option is granted, except in the case of an Incentive Option granted to an employee who, at the time of the grant, owns, either directly or indirectly, more than 10% of the total combined voting stock of the Company or of any subsidiary, the option price shall not be less than 110% of the fair market value of the stock on the date the option was granted. With respect to a Non-Qualified Option, the option price shall not be less than 100% of the fair market value of the stock on the date the option was granted. Fair market value shall be determined by the Committee and may be determined by calculating the mean between the highest and lowest quoted selling prices of the Company's Common Stock on any exchange or other market on which the Company's shares are traded on such date, or if there are no sales on such date, on the next following day on which there are sales.

Each stock option or stock appreciation right granted under the plan may be exercised at any such time or times or in any such installments as may be determined by the Committee at the time of the grant, provided however, no stock option or stock appreciation right may be exercisable prior to the expiration of six months from the date of grant unless the Participant dies or becomes disabled prior thereto. To exercise in whole or in part any stock option granted hereunder, payment of the option price in full and in cash, or with the consent of the Committee, in Common Stock of the Company or by a promissory note payable to the order of the Company in a form acceptable to the Committee. In the discretion of the Committee, payment of the option price may also be made by the Corporation retaining from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the stock option. The Committee may also set forth, in its discretion, additional methods and manners of appropriate payment.

There is no restriction on the amount an employee or consultant may contribute to the plan. The registrant will not be making any contributions to the plan.

The plan will make annual reports under the registrant's annual filing, as required by the Exchange Act. Reports will be made available to all plan participants, as referenced above, either through the SEC's website or upon request to the registrant.

Securities available through the Plan will not be purchased in the open market.

Resale Restrictions

Subject to the terms of the Plan, the Committee may award shares of restricted stock to Participants. Restricted shares will be subject to a restricted period during which such shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period. The Committee shall, at the time of each award of restricted shares, establish a restricted period applicable to the restricted shares. Such restricted period shall be no less than six months and no greater than five years.

Tax Effects of Plan Participation

Receipt, by Participants, of transfers of stock pursuant to a plan qualifying under Section 422 of the Internal Revenue Code will not result in income to the recipient at the time of the transfer of such shares pursuant to the exercise of an option so long as; 1) the plan participant does not dispose of the stock within two (2) years of the date of the option grant, nor within one (1) year of the date of the transfer; 2) the participant was an employee of the Company or a subsidiary thereof from the date the option was granted and remained such an employee until at least three (3) months prior to the date the option was exercised by the Participant. If upon the exercise of a Nonqualified Option or stock appreciation right, or upon the award of restricted stock or the expiration of restrictions applicable to restricted stock, or upon a disqualifying disposition (within the meaning of Section 422 of the Internal Revenue Code) of shares acquired upon exercise of an Incentive Option, there shall be payable by the Company or a subsidiary any amount for income tax withholding, in the Committee's discretion, either the Company shall appropriately reduce the amount of Common Stock or cash to be delivered or paid to the Participant or the Participant shall pay such amount to the Company or Subsidiary to reimburse it for such income tax withholding.

The Plan is not a qualified plan as that term is defined under Section 401 (a) of the Internal Revenue Code. The Company shall not be entitled to any deduction in relation to the grant of any stock or options pursuant to the Plan and the Company shall not be deemed to receive any other amounts except the price paid by the participant to exercise the option granted.

Investment of Funds

Participating employees may not direct any portion of the assets under the plan to more than onr investment media.

Withdrawal from the Plan; Assignment of Interest

A Participant may withdraw from participation in the Plan by terminating his or her employment with the Company or subsidiary.

A Participant may not transfer a stock Option or Stock Appreciation Right granted under the Plan except by Will or through the laws of descent and distribution and stock Options and Stock Appreciation Rights shall be exercisable only by the Participant during his or her lifetime.

Forfeitures and Penalties

If a Participant is granted a stock appreciation right in conjunction with a stock Option, such an appreciation right may be an alternative right which upon the exercise of the stock Option may be terminated to the extent of the number of shares purchased upon the exercise of the stock Option and conversely the stock Option may be terminated by the exercise of the Stock Appreciation Right to the extent of the number of shares effected by the exercise of the Stock Appreciation Right.

If not sooner terminated, each stock Option and Stock Appreciation Right granted under the Plan will expire not more than ten (10) years from the date of the granting thereof. An Incentive Option or a related appreciation right granted to a Participant who, at the time of the grant, owns either directly or indirectly, more than ten percent (10%) of the total combined voting stock of all classes of stock of the Company or of any subsidiary, will terminate, if not exercised, not more than five (5) years from the date of granting thereof.

Unless the Committee provides otherwise, stock Options and Stock Appreciation Rights granted to a Participant under the Plan may be exercised only while the Participant is an employee or consultant of the Company or any subsidiary. The Committee may, in its sole discretion, permit the exercise of stock Options and Stock Appreciation Rights granted to a Participant who's employment with the Company, or any subsidiary, has terminated, for a period not exceeding three (3) months following the date of termination with respect to any Incentive Options or related appreciation rights, but only if the termination is not due to death or permanent disability of the Participation. Such an extension may be for not more than one (1) year following termination with respect to Incentive Options or related Stock Appreciation Rights if termination is due to the death or permanent disability of the Participant. An extension may be for not beyond the expiration date of the grant with respect to Nonqualified Options or related or independently granted Stock Appreciation Rights.

In no event shall a stock Option or Stock Appreciation Right be exercisable subsequent to its expiration date, and unless the Committee determines otherwise, a stock option or stock appreciation right may only be exercised after termination of a Participant's employment or consultancy to the extent exercisable on the date of termination of employment or consultancy or to the extent exercisable as a result of the reason for termination of employment or consultancy.

With respect to any restricted stock awards granted to a Participant under the Plan; if a Participant ceases to be an employee or consultant of the Company or any subsidiary, for any reason other than death or permanent disability, all shares awarded to the Participant prior to termination which are still subject to the restrictions imposed under the Plan shall, upon such termination, be forfeited and transferred back to the Company without payment by the Company of any consideration therefore. In the event the employment or consultancy termination is by an act of the Company, or any subsidiary, without cause or by agreement between the Company, or any subsidiary, and the Participant, the Committee, in its sole discretion, may release some or all of the shares from the restrictions imposed upon them by the Plan.

Charges and Deductions and Liens Therefore

No charges and deductions will be made against employees participating in the plan or against funds, securities or other property held under the plan. No person has or may create a lien on any funds, securities, or other property held under the Plan.

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request by a Participant, the Company shall provide, without charge, any and all documents incorporated herein, in Item 3 of Part II, by reference, and upon written or oral request, shall also provide to the Participant, without charge, any and all other documents required to be delivered to employees. Such written or oral requests should be directed to the Company at:
                                53 Churchill Drive
                                 Barrie , Ontario
                                 Canada L4n-8Z5
                                  705-734-2720

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company has filed the following documents with the Securities and Exchange
Commission: Form 10K-SB dated April 14, 2003, and amendments thereto,
Form 10Q-SB filed on May 5, 2003.The above referenced report, which were previously filed with the Commission, are incorporated herein by reference.

All documents filed by the Company pursuant to Section 13, or 15 (d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4. Description of Securities.

The Company is authorized to issue 100,000,000 million shares of Common Stock, $0.0001 par value. The Company's stock is currently traded on the Pinksheets, under the symbol IJMS. The presently outstanding shares of Common Stock are fully paid and nonassessable.


COMMON STOCK

Number of shares of common stock outstanding as of May 8, 2003: 262,690

VOTING RIGHTS. Each holder of the Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the Corporation.

DIVIDEND RIGHTS. Dividends may be declared, subject to the provisions of the laws of the State of North Carolina and the Articles of Incorporation, by the Board of Directors at any regular or special meeting and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date prior to the dividend payment for the purposes of determining shareholders entitled to receive payment of any dividend. The Board of Directors may close the stock transfer books for such purpose for a period of not more than ten (10) days prior to the payment date of such dividend.

Preemptive Rights. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

REGISTRAR AND TRANSFER AGENT

The Company's registrar and transfer agent is Florida Atlantic Stock Transfer.

DISSENTERS' RIGHTS

Under current North Carolina law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the Company to purchase his shares dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company's certificate of incorporation.

PREFERRED STOCK

Our total authorized preferred stock consists of 5,000,000 shares, with a par value of $.001 per share, of which no shares are issued and outstanding.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our Bylaws do not provide for indemnification of each person who is or was a director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision in North Carolina against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative. Our Company may amend our Bylaws in the future to provide for the foregoing right of indemnification, and this may be accomplished by the affirmative vote of a majority of Directors. A shareholder vote is not necessary.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as Exhibits to this Registration Statement:

5 -- Opinion of Parsons Law Firm as to the validity of the shares being registered.

10.1 -- 2003 Stock Award Plan

23.1 -- Consent of Parsons Law Firm (included in Exhibit 5)

23.2 -- Auditor Consent

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Barrie, Ontario, Canada on July 23rd, 2003.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Injectomatic Systems International, Inc. (Registrant)

By: /s/ Bruce E. McCron

___________________________
Bruce E. McCron
Chairman and CEO